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                                                                   EXHIBIT 10.22

                              [ALLERGAN LETTERHEAD]
September 25, 1997

Mr. William C. Shepherd
1206 E. Balboa Boulevard
Balboa, CA  92661-1420

Dear Bill,

This letter agreement and release of all claims will serve to set forth all agreements and understandings relative to your termination from Allergan. The reason for the termination of employment is Early Retirement by Mutual Agreement.

1.   TERMINATION DATE

    Your last day as an active employee will be January 1, 1998, (your "Termination Date").

2.   FINAL PAY

    You will be paid through your Termination Date.
    In addition, you will be paid for any earned but unused vacation hours, up to the maximum accrual of 13 weeks (520 hours) of pay at your base salary. You will cease to accrue additional vacation benefits after your Termination Date.

3.   RESIGNATION AS DIRECTOR

    You shall tender your resignation as a member of the Allergan, Inc. Board of Directors and as a Director and/or officer of any Allergan subsidiary on which you serve, effective on your Termination Date.

4.   SEVERANCE PAY

    You will receive severance pay over the next thirty six (36) months following your Termination Date, payable semi-monthly. This payment is contingent on your signing this letter agreement. The total severance value, at the rate of $89,166.67 per month, is $3,210,000. This rate reflects three times your highest annual salary in the last 5 year period plus three times the average of your two highest bonuses in the last 5 year period. If you elect not to sign this letter agreement, your severance will be equal to 3 months' base salary or $267,500. The 36-month period or the 3-month period (depending on whether you sign this letter agreement) is referred to in this letter as the "Severance Pay Period."

5.   CONSULTING SUPPORT TO ALLERGAN

    As part of the consideration for your severance pay, you agree to provide consulting support to Allergan as requested by Allergan's CEO, up to a maximum of 50 days per year, during the severance pay period.


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1      9/25/97                Initialed By:  /S/ W. GRANT
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                                             W. Grant            Date
                              Initialed By:  /S/ WCS             9/29/97
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                                             W. Shepherd         Date


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6.   OFFICE

    You will be provided with off site office and secretarial support, as approved by the Allergan CEO, during the severance pay period.


7.   BENEFITS

    Normal benefits, i.e., vacation accrual, personal accident, and business travel accident coverage, will end on your Termination Date. Medical, dental, group term life, disability, and flexible spending account benefits will continue beyond your Termination Date during the Severance Pay Period, or until you become eligible for these healthcare benefits under another employer group plan, whichever comes first. Standard employee premiums will be deducted from each semi-monthly paycheck.

8.   RETIREE MEDICAL

    You are eligible for Retiree medical coverage.

9.   EXECUTIVE PERQUISITES

    On your Termination Date you will receive the cash value of your executive perquisites for your Severance Pay Period, as listed below.

    -    Auto allowance:  $750.00 per month x 36 months.

    -    Gasoline allowance:  $1,500.00 per year x 3 years.

    -    Club allowance: $20,040.00 per year x 3 years.

    -    Tax and Financial Planning: $13,360.00 per year x 3 years.

    Ownership of any club memberships to which you belong will be transferred to you. All other perquisites and benefits not specifically noted will end on your Termination Date.

10.  EXPENSE REIMBURSEMENT AND ADVANCES

    You may file an expense claim for business expenses and executive perquisites entitled for reimbursement as incurred through your Termination Date. Advances should be cleared by this date, as well.

11.  PENSION, SIP, AND ESOP

    Please refer to the attached information in the document titled, Benefits Summary for Terminating Employees, for treatment of your balances or eligibility in these plans. You will receive 3 years additional pension benefit accrual under your Severance Pay Period. Your pension will be based on your last highest salary in the last 5 years plus the average of your last 2 highest bonuses. ESOP and SIP participation end on your Termination Date.

12.  BONUS

    You are eligible for a bonus for 1997 as determined at the discretion of the O&CC.

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2      9/25/97                Initialed By:  /S/ W. GRANT
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                                             W. Grant            Date
                              Initialed By:  /S/ WCS             9/29/97
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                                             W. Shepherd         Date


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13.  STOCK AWARDS

    The vesting of all your unvested stock options will be accelerated on your Termination Date, upon agreement with the terms of this letter agreement. You may exercise any vested stock options, at your choice, according to plan documents.

    Your stock option exercise period is the earlier of: A) 5 years from your Termination Date; or B) the normal expiration date.

    As has been past practice, you should not exercise stock options or trade in stock of Allergan, directly or indirectly, without first consulting with Frank Tunney or Susan Glass.

14.  EXECUTIVE DEFERRED COMPENSATION PLAN

    Your contributions under this plan will be treated as outlined under the provisions of the plan.

15.  COMPANY INFORMATION

    You acknowledge that during the term of your employment you had, and that during the Severance Pay Period and subsequent thereto you may have, access to information confidential and/or proprietary to Allergan including, but not limited to, trade secrets, technical data or know-how relating to investigational or marketed products, research, or manufacturing processes, or any information of a business, financial, or technical nature (not already publicly available in a reasonably integrated form), and that such information shall be and remain at all times the exclusive property of Allergan. You shall maintain such information in confidence and shall not disclose such information to anyone else, nor shall you use it for your own benefit or for the benefit of others, except as expressly directed in writing by Allergan during the term of this letter agreement or at any time thereafter.

16.  COMPANY PROPERTY

    You must return all company property on your Termination Date. This includes, but is not limited to, credit and travel cards, building and card keys, office equipment such as calculators, Dictaphones, modems, and all other items which are Company property. This also includes any report, customer list, price list, files, notebooks or other materials pertaining to the Company's business which are in your possession or under your control. You may purchase your Allergan computer at a mutually acceptable price, to be determined.

17.  INDEMNITY AGREEMENT

    The provisions of the Indemnity Agreement between you and Allergan continue to apply in accordance with its terms.

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3      9/25/97                Initialed By:  /S/ W. GRANT
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                                             W. Grant            Date
                              Initialed By:  /S/ WCS             9/29/97
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                                             W. Shepherd         Date

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18.  RELEASE OF ALL CLAIMS

    By executing this letter agreement you hereby release and discharge Allergan from any and all claims, debts, wages, liabilities, promises, contracts, agreements, obligations, undertakings and causes of action whatsoever, whether known or unknown, arising out of, or in any way connected with, any transaction, event, act or omission occurring on or prior to the date of this Release Agreement regarding your employment with Allergan or your separation therefrom.

    You intend in executing this agreement to WAIVE AND RELINQUISH all rights and benefits you have or may have pursuant to the provisions of Section 1542 of the California Civil Code, which provides as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Without limiting the foregoing, you acknowledge and agree that the benefits provided to you in this Agreement supersede and replace any benefits that might be owed to you under California law as a result of your employment relationship with Allergan and the termination of your employment.

    Furthermore, you agree that if you are entitled to Workers' Compensation benefits as a result of a work-related injury incurred during your employment with Allergan, for which no claim presently is pending, Allergan may offset from the above-quoted severance pay any such Workers' Compensation benefits you are paid.

19.ACKNOWLEDGMENT OF UNDERSTANDING

    You have read the foregoing letter agreement and understand, accept, and agree to its contents and sign it voluntarily without coercion and with full understanding that you are releasing and waiving any and all claims that you have or might have against Allergan connected with your employment or separation. You expressly understand that you are receiving the sum of $2,942,500 as a portion of your severance pay because you have executed this letter agreement.

    You have 21 days to consider this letter agreement before you sign it; you may sign it earlier if you so wish, but the decision is entirely yours. Once you sign this letter agreement, you have 7 days after signing it to revoke it. To revoke it, please contact Rick Hilles in writing.

    You have the right to consult with an attorney regarding the consequences of this letter agreement and release and you are encouraged to do so.

20.  CONFIDENTIALITY

    Neither party shall reveal or discuss the contents of this letter agreement, unless compelled to do so in order to enforce the terms hereof or required to do so by law. You may, however, disclose and discuss the contents of this letter agreement to your financial advisor(s), your lawyer(s), and your wife, provided they agree to keep the information confidential. You understand and agree that unauthorized disclosure of the terms and conditions of this letter agreement to a third party will result in the termination of all non-ERISA benefits and payments contained herein.


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4      9/25/97                Initialed By:  /S/ W. GRANT
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                                             W. Grant            Date
                              Initialed By:  /S/ WCS             9/29/97
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                                             W. Shepherd         Date


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21.  SAVINGS CLAUSE

    If any term of this letter agreement is declared void or is otherwise unenforceable, it shall not alter the enforceability or validity of the remaining paragraphs and terms of this settlement and release, each of which shall remain fully binding on the parties.

22.  CONTROLLING LAW

    Should any dispute arise as to the interpretation, application, or breach of this letter agreement, the resolution of such dispute shall be governed by the laws of California.

23.  MEDIATION

    Any future dispute related to this letter agreement, that cannot be resolved, shall be resolved by reference pursuant to Section 638 of the California Code of Civil Procedure and all disputes shall be resolved by the Judicial Arbitration and Mediation Service (JAMS) in Orange County, California. Attorney's fees and costs shall be awarded to the party prevailing in the dispute and any resolution, opinion, or order of JAMS may be entered as a judgment of the Superior Court and appealed to the appropriate appellate court pursuant to Section 644 of the California Code of Civil Procedure. JAMS will control any discovery, rights, privileges, the hearing dates, and all other matters connected therewith.

24.  ENTIRE AGREEMENT

    This letter agreement is the entire agreement concerning the benefits and obligations relating to the termination of your employment and supersedes all prior writings and discussions; and there are no representations, warranties, or commitments other than those set forth in this letter agreement. This letter agreement may be amended only in writing.

    Sincerely,



/s/ WILLIAM R. GRANT
    William Grant

cc:     Richard J. Hilles
        Tamara J. Erickson

att:  Benefits Summary for Terminating Employees
      Executive Supplement for Terminating Employees


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AGREED TO AND ACCEPTED BY:

                             /s/ WILLIAM C. SHEPHERD       9/29/97
                             ----------------------------- ---------------------
                             William C. Shepherd           Date

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